Exhibit 23.1

                                    CONSENT
                                    -------

We have issued our reports dated October 3, 1996, except for Note 20, which is now incorporated into the second paragraph of Note 11, the date of which is January 13, 1997, accompanying the financial statements and schedules of Doctors Health, Inc. (formerly Doctors Health System, Inc.) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
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Baltimore, Maryland
December 24, 1997